Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

IMPACT BIOMEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	276,259,828	Not applicable	92,086	$10.05	(3)

(1)	The securities will be distributed by Document Security Systems, Inc., a New York corporation, referred to as DSS, as a dividend in kind to the holders of DSS common stock at a 4:1. The amount of shares registered is based on the assumption that there will be 57,554,131 shares of common stock outstanding of Document Security Systems, Inc., a New York corporation, referred to as DSS, as of the close of business on the Record Date (as defined herein), not including the Affiliate Shares (as defined herein) (represents approximately 120% of the shares as of the Record Date). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on one-third of the par value of Registrant’s common stock.

(3)	Previously paid in connection with Amendment No. 1 of the Registration Statement.